EXHIBIT 99

[U S WEST LOGO]


                                                                   NEWS FLASH

June 21, 1999
Dave Banks
(303) 896-3040
dbanks@uswest.com

                      U S WEST Board Reviews Qwest Bid;
                     Decides to Take No Action at This Time

DENVER -- U S WEST (NYSE: USW) today announced that its Board of Directors met and reviewed the unsolicited acquisition proposal made by Qwest Communications International, Inc. on June 13.

At this time, the Board continues to believe its strategic merger with Global Crossing announced May 17 provides significant value to U S WEST's shareholders and will ensure that the strategic vision of U S WEST will be implemented.

The Board review of the Qwest proposal included extensive input from financial advisors and others. Among the many issues the Board considered in connection with the current Qwest proposal were:

o The total value creation for the U S WEST shareholders from the current Qwest proposal;

o The significant volatility of the Qwest stock and the lack of downside protection if the Qwest stock were to decline as it did after Qwest announced its proposal on June 13; and

o The lack of assurance that U S WEST's strategies will be executed, despite the fact that current U S WEST shareholders would represent more ownership than either Qwest or Frontier in any type of Qwest/Frontier/U S WEST combination.

U S WEST's Board will continue to monitor events related to the Qwest proposal, and the Board will take such actions it deems in the best interests of the shareholders of U S WEST, consistent with the merger of equals agreement that U S WEST has forged with Global Crossing.

"In addition to our existing voice services, our vision for some time has been to create a data- and wireless-centric company that provides integrated services to customers inside our current region and globally," said Sol Trujillo, chairman, president and CEO of U S WEST.

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U S WEST Board Reviews Qwest Bid -- Page 2



"We continue to support and are excited about the strategy we've put forth. That strategy will only be enhanced by a transaction that further increases shareholder value with a deeper and faster development of the strategy.

 "We are especially excited about building a 21st century network that will have both local touch and global reach," added Trujillo. "Our goal is to give customers end-to-end access and a wide range of broadband and Web-hosted applications and services."

Key Elements of U S WEST's Data-Centric Network Strategy

U S WEST's deployment of digital network elements and broadband products and services includes: o A switching network that will be 100 percent digital by end of 2001. Ninety analog switches in 11 states are being upgraded to advanced digital Lucent 5ESS and Nortel DMS 100 switches.
o 1.7 million fiber miles today, installation of almost 1,000 miles of fiber-optic cable every month, and 724,000 high-capacity digital lines, up 24 percent from 581,000 a year ago.
o Expansion of an Asynchronous Transfer Mode (ATM) network that consolidates voice, data and video traffic onto one high-speed backbone. This network has 93 switches nationwide, letting the company deliver integrated services to business customers across the U.S.
o U S WEST MegaBit Services, which has almost half the nation's ADSL customers (based on data from TeleChoice). More than 1,000 DSL Access Multiplexors have been installed in central offices serving 5.5 million customer households, and users can choose from more than 250 different ISPs.
o Choice TV and Online VDSL, which offers the nation's only integrated voice, video and Internet service over existing phone lines, with 3,500 paying customers in a Phoenix-area market test.
o U S WEST's data business is growing 67 percent/year, compared to a 26 percent industry average.

U S WEST (NYSE: USW) provides a full range of telecommunications services - including wireline, wireless PCS, data networking, directory and information services - to more than 25 million customers nationally and in 14 western and midwestern states. More information about U S WEST can be found on the Internet at http://www.uswest.com.

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U S WEST Board Reviews Qwest Bid -- Page 3

Safe Harbor Statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from expectations include: (i) greater than anticipated competition from new entrants into the local exchange, intraLATA toll, wireless, data and directories markets, causing loss of customers and increased price competition; (ii) changes in demand for U S WEST's products and services, including optional custom calling features; (iii) higher than anticipated employee levels, capital expenditures and operating expenses (such as costs associated with interconnection and year 2000 remediation); (iv) the loss of significant customers; (v) pending and future state and federal regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment in the local exchange market; (vi) a change in economic conditions in the various markets served by U S WEST's operations;
(vii) higher than anticipated start-up costs associated with new business opportunities; (viii) delays in U S WEST's ability to begin offering interLATA
long-distance   services;   (ix)  consumer  acceptance  of  broadband  services,
including telephony, data and wireless services; and (x) delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations. These cautionary statements by U S WEST should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by U S WEST. U S WEST cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. U S WEST does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



Further information: Larry Thede, 303-896-3550; Martha Daniele Paine, 303-896-5706; Kent Evans, 303-896-3096.